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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                       LEXMARK INTERNATIONAL GROUP, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                       LEXMARK INTERNATIONAL GROUP, INC.
                            ONE LEXMARK CENTRE DRIVE
                           LEXINGTON, KENTUCKY 40550




March 23, 2000




Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Lexmark International Group, Inc., which will be held on Thursday, April 27, 2000, at 8:00 a.m., at the Embassy Suites Hotel, 1801 Newtown Pike, Lexington, Kentucky 40511.

     The attached notice of meeting and Proxy Statement describe the matters to be acted upon at the meeting. It is important that your shares be represented and voted at the meeting whether or not you plan to attend. Therefore, we urge you to complete the enclosed proxy and return it in the envelope provided.

     I look forward to seeing you on April 27.

                                          Sincerely,

                                          /s/ Paul J. Curlander

                                          Paul J. Curlander
                                          Chairman and Chief
                                          Executive Officer

                       LEXMARK INTERNATIONAL GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          ON THURSDAY, APRIL 27, 2000




March 23, 2000




To the Stockholders:

     The Annual Meeting of Stockholders of Lexmark International Group, Inc. (the "Company") will be held on Thursday, April 27, 2000, at 8:00 a.m., at the Embassy Suites Hotel, 1801 Newtown Pike, Lexington, Kentucky 40511, for the following purposes:

          1. To elect four Directors for terms expiring in 2003;

          2. To approve an Agreement and Plan of Merger providing for the merger of the Company with and into Lexmark International, Inc., the Company's wholly-owned subsidiary;

          3. To approve an amendment to the Third Restated Certificate of Incorporation, as amended, that would increase the number of authorized shares of Class A Common Stock from 450 million to 900 million; and

          4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on Friday, March 10, 2000 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote will be kept at the Company's offices at One Lexmark Centre Drive, Lexington, Kentucky 40550 for a period of ten days prior to the meeting.


                                          By Order of the Board of Directors

                                          /s/ Vincent J. Cole

                                              Vincent J. Cole
                                              Secretary

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR VOTE IS IMPORTANT.

                       LEXMARK INTERNATIONAL GROUP, INC.
                            ONE LEXMARK CENTRE DRIVE
                           LEXINGTON, KENTUCKY 40550

                       ---------------------------------

                                PROXY STATEMENT

                       ---------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lexmark International Group, Inc. (the "Company") to be used at the Annual Meeting of Stockholders of the Company on Thursday, April 27, 2000, to be held at 8:00 a.m., at the Embassy Suites Hotel, 1801 Newtown Pike, Lexington, Kentucky 40511. This Proxy Statement and accompanying form of proxy are being mailed to stockholders beginning on or about March 23, 2000. The Company's Annual Report for the fiscal year ended December 31, 1999 is enclosed.

     Only stockholders of record at the close of business on Friday, March 10, 2000 will be entitled to vote at the meeting. As of such date, there were 129,132,193 shares (excluding shares held in treasury) of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), issued and outstanding. Each share of Class A Common Stock entitles the holder to one vote.

     The enclosed proxy, if properly signed and returned, will be voted in accordance with its terms. Any proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of the Company written revocation or a proxy bearing a later date, or by attending and voting in person at the Annual Meeting.

     Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting and the inspectors will determine whether a quorum is present. The Directors to be elected at the meeting will be elected by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote. Votes may be cast for or withheld from a nominee. Votes that are withheld will have no effect on the outcome of the election because Directors will be elected by a plurality of votes cast.

     Abstentions may be specified on all proposals submitted to a stockholder vote other than the election of the Directors. Abstentions will be counted as present for purposes of determining the existence of a quorum regarding other proposals. The affirmative vote of a majority of the outstanding shares of Class A Common Stock is required to approve the Company's proposals other than the election of the Directors. Abstentions on proposals that require the approval of a majority of the outstanding shares of Class A Common Stock will have the effect of a vote against such proposals.

     If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be treated as a broker non-vote. Because Proposal 2 and Proposal 3 require the affirmative vote of a majority of the shares of Class A Common Stock outstanding, a broker non-vote will have the same effect as a vote against such proposals.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Action will be taken at the 2000 Annual Meeting to elect four Class III Directors to serve until the 2003 Annual Meeting of Stockholders. The nominees, as well as the Class I and Class II Directors who are continuing to serve, are listed below together with certain information about each of them. The nominees for election at the 2000 Annual Meeting of Stockholders are Michael J. Maples, Stephen R. Hardis, William R. Fields, and Robert Holland, Jr. Messrs. Maples, Hardis, Fields and Holland have been Directors since February 1996, November 1996, December 1996 and December 1998, respectively. Messrs. Maples, Hardis and Fields were elected by the stockholders in May 1997, and Mr. Holland was elected by the Board of Directors in December 1998, to serve as Class III Directors with terms expiring at the 2000 Annual Meeting of Stockholders.

     Directors are elected by a plurality of the votes cast by the shares entitled to vote if a quorum is present at the Annual Meeting. Abstentions and broker non-votes are counted for the purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

CLASS III (TERM ENDING 2003)

     Mr. Michael J. Maples, age 57, has been a Director of the Company since February 1996. Until July 1995, Mr. Maples was Executive Vice President of the Worldwide Products Group and a member of the Office of the President of Microsoft Corporation. Mr. Maples, who joined Microsoft in 1988, has over 30 years of experience in the computer industry. Before joining Microsoft, he was Director of Software Strategy for International Business Machines Corporation ("IBM"). Mr. Maples also serves as a director of J. D. Edwards & Co., Mission Critical Software, Inc. and PSW Technologies, Inc.

     Mr. Stephen R. Hardis, age 64, has been a Director of the Company since November 1996. Mr. Hardis is Chairman and Chief Executive Officer of Eaton Corporation, which he joined in 1979 as Executive Vice President - Finance and Administration. He was elected Vice Chairman and designated Chief Financial and Administrative Officer in 1986. He became Chief Executive Officer of Eaton Corporation in September 1995 and Chairman in January 1996. Mr. Hardis also serves as a director of American Greetings Corporation, KeyCorp, Marsh & McLennan Companies, Inc., Nordson Corporation and The Progressive Corporation.

     Mr. William R. Fields, age 50, has been a Director of the Company since December 1996. Mr. Fields is Chairman and Chief Executive Officer of APEC (China) Asset Management Ltd. Previously, Mr. Fields served as President and Chief Executive Officer of Hudson's Bay Company from 1997 to 1999 and as Chairman and Chief Executive Officer of Blockbuster Entertainment Group, a division of Viacom, Inc. from 1996 to 1997. Mr. Fields has also held numerous positions with Wal-Mart Stores, Inc., which he joined in 1971. He left Wal-Mart in March 1996 as President and Chief Executive Officer of Wal-Mart Stores Division, and Executive Vice President of Wal-Mart Stores, Inc.

     Mr. Robert Holland, Jr., age 59, has been a Director of the Company since December 1998. Mr. Holland is Chief Executive Officer of WorkPlace Integrators, a company he acquired in June 1997. He also maintains a consulting practice for strategic development assistance to senior management of Fortune 500 companies. Previously, Mr. Holland was President and Chief Executive Officer of Ben & Jerry's Homemade, Inc. from February 1995 to December 1996, Chairman and Chief Executive Officer of Rokher-J Inc. from 1991 to 1995 and from 1981 to 1984, Chairman of Gilreath Manufacturing, Inc. from 1987 to 1991 and Chairman and Chief Executive Officer of City Marketing from 1984 to 1987. Mr. Holland is a former partner with McKinsey & Company, Inc. and held various positions at Mobil Oil Corporation from 1962 to 1968. He also serves as a director of ACNielsen Corporation, The MONY Group Inc., and Tricon Global Restaurants, Inc.

     The following information on Class I and Class II Directors is submitted concerning the other Directors of the Company whose election is not being sought at this meeting and whose terms of office will continue after the 2000 Annual Meeting of Stockholders.

CLASS I (TERM ENDING 2001)

     Mr. Frank T. Cary, age 79, has been a Director of the Company since March 1991. Mr. Cary retired as Chief Executive Officer of IBM in January 1981. Mr. Cary currently serves as a director of Celgene Corporation, Cygnus, Inc., ICOS Corporation, Lincare, Inc., Teltrend Inc. and Vion Pharmaceuticals, Inc.

     Dr. Paul J. Curlander, age 47, has been a Director of the Company since February 1997. Since April 1999, Dr. Curlander has been Chairman and Chief Executive Officer of the Company. From May 1998 to April 1999, Dr. Curlander served as President and Chief Executive Officer, from February 1997 to May 1998, he served as President and Chief Operating Officer, and from January 1995 to February 1997, he served as Executive Vice President, Operations of Lexmark International, Inc. ("Lexmark International"). In 1993, Dr. Curlander became a Vice President of Lexmark International, and from 1991 to 1993 he was General Manager of Lexmark International's printer business.

     Mr. Martin D. Walker, age 67, has been a Director of the Company since February 1997. Mr. Walker is a principal of MORWAL Investments and retired as the Chairman of the M.A. Hanna Company in December 1999, a position he had served in on an interim basis since October 1998. From October 1998 to June 1999, Mr. Walker also served as Chief Executive Officer of the M.A. Hanna Company on an interim basis. He had previously served as Chairman and Chief Executive Officer of the M.A. Hanna Company from September 1986 until December 1996, and continued as Chairman of the Board until June 1997 when he retired. Mr. Walker is also a director of Comerica, Incorporated, The Goodyear Tire & Rubber Co., the M.A. Hanna Company, Textron, Inc., and The Timken Company.

     Mr. James F. Hardymon, age 65, has been a Director of the Company since July 1998. From July 1998 until his retirement in January 1999, Mr. Hardymon served as Chairman of Textron, Inc. From January 1993 to July 1998, Mr. Hardymon served as Chairman and Chief Executive Officer, and from January 1992 to January 1993, he served as President and Chief Executive Officer, of Textron, Inc., which he joined in November 1989 as President, Chief Operating Officer and Director. In 1993, he assumed the additional title of Chairman and relinquished the title of President in 1994. Prior to joining Textron, Mr. Hardymon had a 28 year career at Emerson Electric Co., where he held a number of positions including Vice Chairman, Chief Operating Officer, Director and President. Mr. Hardymon also serves as a director of Air Products and Chemicals, Inc., American Standard Inc., Championship Auto Racing Teams, Inc., Circuit City Stores, Inc. and Fleet Boston Corporation.

CLASS II (TERM ENDING 2002)

     Mr. B. Charles Ames, age 74, has been a Director of the Company since March 1991. Since prior to 1991, Mr. Ames has been a principal of Clayton, Dubilier & Rice, Inc. ("CD&R"). Mr. Ames was previously Chairman and Chief Executive Officer of Reliance Electric Company, The Uniroyal Goodrich Tire Company and Acme Cleveland Corporation. Mr. Ames is the Chairman of Riverwood International Corp. and its parent, Riverwood Holding, Inc., and Schulte GmbH & Co. KG. Mr. Ames also serves as a director of The Progressive Corporation.

     Mr. Ralph E. Gomory, age 70, has been a Director of the Company since March 1991. Since 1989, Mr. Gomory has served as President of the Alfred P. Sloan Foundation. Prior to such time, Mr. Gomory was Senior Vice President for Science and Technology at IBM. Mr. Gomory also serves as a director of Polaroid Corporation and The Washington Post Company.

     Mr. Marvin L. Mann, age 66, has been a Director of the Company since March 1991. In April 1999, Mr. Mann was named Chairman Emeritus upon his retirement as Chairman of the Board of the Company, a position he had held since March 1991. From March 1991 through May 1998, Mr. Mann also served as Chief Executive Officer, and from March 1991 through February 1997, he also served as President of the Company. Prior to such time, Mr. Mann was an IBM Vice President. Mr. Mann also serves as a director of Dynatech Corporation, Imation Corporation and the M.A. Hanna Company and is a member of the board of trustees of Fidelity Investments.

COMPOSITION OF BOARD AND COMMITTEES

     The Company's Third Restated Certificate of Incorporation, as amended, divides the Board of Directors into three classes. Of the eleven members of the Board of Directors, four have been elected as Class III Directors with terms expiring at the time of the Annual Meeting of Stockholders to be held in 2000; four have been elected as Class I Directors with terms expiring at the time of the Annual Meeting of Stockholders to be held in 2001 and three have been elected as Class II Directors with terms expiring at the time of the Annual Meeting of Stockholders to be held in 2002. At each succeeding Annual Meeting of Stockholders, the respective successors of the Directors whose terms are expiring shall be elected for terms expiring at the Annual Meeting of Stockholders held in the third succeeding year. Directors may only be removed from the Board for cause.

     The Board of Directors held five meetings during 1999. All members of the Board attended at least 75% of the meetings of the Board and committees of the Board on which they served, except for Messrs. Gomory and Walker who attended 60% and 67%, respectively.

     The Board has four standing committees: an Executive Committee, a Finance and Audit Committee, a Compensation and Pension Committee and a Corporate Governance and Public Policy Committee.

     The Executive Committee consists of Messrs. Ames, Cary, Mann, Walker and Dr. Curlander, with Dr. Curlander serving as Chairman. The Executive Committee is responsible for exercising all of the powers and authority of the Board of Directors during intervals between Board meetings, except for those powers delegated to the other committees of the Board and the powers which pursuant to Delaware law may not be delegated to a committee of the Board. The Committee did not meet during 1999.

     The Finance and Audit Committee consists of Messrs. Cary, Hardis, Hardymon, Holland and Maples, with Mr. Cary serving as Chairman. The Finance and Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight and monitoring responsibilities in matters relating to corporate accounting and reporting practices, financial controls, capital structure, the borrowing and repayment of funds by the Company, and other matters related to the preparation of the audited financial statements of the Company. The Committee held five meetings during 1999.

     The Compensation and Pension Committee consists of Messrs. Ames, Fields, Gomory and Walker, with Mr. Ames serving as Chairman. The Compensation and Pension Committee is responsible for assuring that the Company has a competitive executive compensation program in order to attract and retain qualified executives and to provide incentives to management of the Company for the attainment of the Company's goals and objectives. The Compensation and Pension Committee is also responsible for periodically reviewing and approving the Company's pension plan, 401(k) savings plan and employee stock purchase plan. The Committee held five meetings during 1999.

     The Corporate Governance and Public Policy Committee consists of Messrs. Ames, Cary, Gomory, Mann and Walker, with Mr. Walker serving as Chairman. The Corporate Governance and Public Policy Committee is responsible for providing counsel to the Board with respect to corporate governance issues, including Board and Committee organization, membership, and function, and acting in an advisory capacity to the Board and the Company's management on public policy issues. The Corporate Governance and Public Policy Committee is also responsible for the nomination of persons for election to the Board and will consider nominees recommended by stockholders. The Committee held five meetings during 1999.

COMPENSATION OF DIRECTORS

     The Company's policy is to not pay compensation to those Directors who are also employees of the Company or any of its subsidiaries or affiliated with any principal stockholder of the Company. All Directors are, however, reimbursed for expenses incurred in attending Board and committee meetings.

     The nonemployee Directors of the Company who are not affiliated with any principal stockholder of the Company receive an annual retainer of $30,000, a daily attendance fee of $2,500 for attendance at Board and/or committee meetings held on the same day, a daily attendance fee of $1,250 for attendance at committee meetings which are held the evening before a Board meeting and $750 per meeting for participation in telephonic meetings. Any such nonemployee Director who serves as a chairperson of a committee also receives an annual retainer of $3,500.

     In addition, such nonemployee Directors are eligible to participate in the Nonemployee Director Stock Plan described below. In April 1999, all Eligible Directors received an Annual Award (as defined below) of options to purchase 2,400 shares (or proportionately less for those Directors with less than one year of service at the time of grant). It is currently anticipated that Annual Awards will continue to be made in order to attract, retain and motivate the best qualified Directors and to enhance a long-term mutuality of interest between the Company's Directors and stockholders. The number of options granted in an Annual Award is reviewed annually by the Board of Directors, and in 1999 the total exercise price of the grant was approximately $120,000 based on the closing price of the Class A Common Stock on the last day of the prior fiscal year. The Board of Directors has determined based on an analysis of comparable company market data that the 2000 annual award should be increased to approximately $150,000 in total exercise price based on the closing price of the Class A Common Stock on the last day of the prior fiscal year.

     The Company has entered into indemnification agreements with each of its Directors, which requires the Company to indemnify them against certain liabilities that may arise as a result of their status or service as Directors of the Company.

NONEMPLOYEE DIRECTOR STOCK PLAN

     Under the Company's Nonemployee Director Stock Plan (the "Director Plan"), upon election to the Board, each Director of the Company who is not also an employee of the Company or its subsidiaries or affiliated with any principal stockholder (each, an "Eligible Director") receives a one-time grant of options to purchase shares of Class A Common Stock at a purchase price per share equal to the fair market value of a share of Class A Common Stock on the date of grant (the "Initial Award"). The number of options granted in the Initial Award for an Eligible Director elected in any calendar year is reviewed annually by the Board of Directors, and in 1999 the total exercise price of the initial grant was approximately $200,000 based on the closing price of the Class A Common Stock on the last day of the prior fiscal year. Beginning in 2000, the number of options granted in the Initial Award will be increased such that the total exercise price of the grant will be approximately $300,000 based on the closing price of the Class A Common Stock on the last day of the prior fiscal year. Each Eligible Director may, at the discretion of the Board, also be granted one or more option awards after the Initial Award (each an "Annual Award").

     In addition, each Eligible Director may elect to defer payment of all or a portion of the annual retainer, attendance and meeting fees (the "Annual Fees") and to receive in lieu thereof a grant of deferred stock units equal to the amount of Annual Fees so deferred, divided by the fair market value of a share of Class A Common Stock on the date of grant of the deferred stock units.

                        SECURITY OWNERSHIP BY MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

     The following table furnishes certain information, to the best knowledge of the Company, as of March 10, 2000, as to the shares of Class A Common Stock beneficially owned by (i) each Director of the Company, (ii) each person serving as the Chief Executive Officer during 1999 and the four other most highly compensated officers of the Company, (iii) all Directors and executive officers of the Company as a group and (iv) each person owning beneficially more than 5% of the outstanding shares of Class A Common Stock. Except as otherwise indicated, the address of each person listed below is the address of the Company.

                                                       AMOUNT AND NATURE       PERCENTAGE
                 BENEFICIAL OWNER                   OF BENEFICIAL OWNERSHIP     OF CLASS
                 ----------------                   -----------------------    ----------
AMVESCAP PLC......................................         9,567,200(1)           7.49%(1)
  11 Devonshire Square
  London EC2M 4YR
  England
B. Charles Ames...................................            53,733(2)              *
Frank T. Cary.....................................            47,598(2)              *
William R. Fields.................................            19,654(2)              *
Ralph E. Gomory...................................            77,134(2)              *
Stephen R. Hardis.................................            42,125(2)              *
James F. Hardymon.................................             3,718(2)              *
Robert Holland, Jr. ..............................             2,637(2)              *
Marvin L. Mann....................................         1,975,384(2)(3)        1.50
Michael J. Maples.................................            30,296(2)              *
Martin D. Walker..................................            26,426(2)              *
Paul J. Curlander.................................           907,226(2)              *
Alfred A. Traversi................................            81,811(2)              *
Bernard V. Masson.................................            39,367(2)              *
Thomas B. Lamb....................................           135,640(2)(4)           *
Gary E. Morin.....................................           176,291(2)              *
All directors and executive officers as a group
  (23 persons)....................................         4,073,651(2)           3.09

---------------

 *  Less than 1% of class.

(1) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 4, 2000 by AMVESCAP PLC. AMVESCAP PLC, a parent holding company reporting on behalf of its direct and indirect subsidiaries, AVZ, Inc., AIM Management Group, Inc., AMVESCAP Group Services, Inc., INVESCO, Inc. and INVESCO North American Holdings, Inc., each a holding company, and INVESCO Management & Research, Inc. and INVESCO Asset Management Limited, each an investment adviser, are collectively the beneficial owners of all of the shares. Each of the above-named entities has shared voting power and shared dispositive power with respect to 9,567,200 shares.

(2) Shares beneficially owned include shares that may be acquired pursuant to the exercise of options that are exercisable within 60 days following March 10, 2000 by the following persons and groups in the following amounts: B. Charles Ames, 2,080 shares; Frank T. Cary, 5,939 shares; William R. Fields, 16,581 shares; Ralph E. Gomory, 24,080 shares; Stephen R. Hardis, 17,080 shares; James F. Hardymon, 1,174 shares; Robert Holland, Jr., 1,800 shares; Marvin L. Mann, 1,281,892 shares; Michael J. Maples, 6,080 shares; Martin D. Walker, 15,580 shares; Paul J. Curlander, 624,932 shares; Alfred A. Traversi, 66,000 shares; Bernard V. Masson, 19,500 shares; Thomas B. Lamb, 89,872 shares; Gary E. Morin, 128,125 shares; and all Directors and executive officers as a group (23 persons), 2,500,287 shares. These shares also include Elective Deferred Stock Units that were acquired by executive officers in lieu of annual incentive compensation, but do not include Supplemental Units that become vested in full on the fifth anniversary of their date of grant subject to continued employment. Also included in these shares are Deferred Stock Units that Directors were granted as a result of their election to defer all or a portion of their annual retainer and attendance fees under the Nonemployee Director Stock Plan. These shares also include shares allocated to the employee through participation in the Lexmark Savings Plan. The shares held in the Lexmark Savings Plan can be voted by each employee, and each employee has investment authority over the shares held in his or her account in the plan. In the case of a tender offer, the trustee shall tender or not tender shares as directed by each participant in the plan. These shares also include shares allocated to the employee through participation in the 1999 Employee Stock Purchase Plan. The shares held in the 1999 Employee Stock Purchase Plan can be voted by each employee, and each employee has investment authority over the shares held in his or her account in the plan. In the case of a tender offer, each participant would have the right to tender or not tender his or her shares, subject to a one-year holding period required by the terms of the plan.

(3) Mr. Mann's shares do not include 193,572 shares and an option to purchase 64,428 shares that are held by an irrevocable trust established by Mr. Mann for the benefit of certain relatives. Mr. Mann's shares include 595,750 shares owned by two family limited partnerships. The general partner of each family limited partnership is a corporation, of which Mr. Mann is the controlling stockholder. Mr. Mann's shares also include 21,002 shares owned by Mr. Mann's wife. Mr. Mann disclaims beneficial ownership of all such shares.

(4) Mr. Lamb's shares include 717 shares that are held by three separate trusts for the benefit of each of his children. Mr. Lamb disclaims beneficial ownership of all such shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     As required by the Securities and Exchange Commission rules under Section 16 of the Securities and Exchange Act of 1934, the Company notes that Dr. Curlander failed to timely file a Form 4 reporting the acquisition of beneficial ownership of 95 shares of the Company's Class A Common Stock donated in connection with a charitable transaction.

                             EXECUTIVE COMPENSATION

     The information set forth below describes the components of the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company based on 1999 salary and annual incentive compensation (the "Named Executive Officers"). The principal components of such individuals' current cash compensation are the annual base salary and the annual incentive compensation included in the Summary Compensation Table. Also described below is the future compensation such individuals are eligible to receive under the Company's retirement plans and existing long term incentive and equity programs.

     The following table sets forth the compensation earned by the Named Executive Officers for all services rendered to the Company and its subsidiaries during the years ended December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                          ANNUAL COMPENSATION            COMPENSATION(3)
                                        -----------------------   -----------------------------
                                                                                   SECURITIES
                                                    INCENTIVE      RESTRICTED      UNDERLYING      ALL OTHER
      NAME AND PRINCIPAL                           COMPENSATION   STOCK AWARDS      OPTIONS       COMPENSATION
        POSITION                 YEAR    SALARY        (1)            (4)             (#)             (7)
      ------------------         ----   --------   ------------   ------------   --------------   ------------
P. J. Curlander................  1999   $618,493    $1,024,814(2)   $      0        214,500(5)      $ 3,416
  Chairman and Chief             1998    523,288     1,072,428(2)    183,094        180,000           4,990
  Executive Officer              1997    465,342       401,235(2)          0        130,000           3,487

A. A. Traversi.................  1999    312,932       360,785(2)          0         76,000(5)        3,416
  Executive Vice President       1998    278,082       379,910(2)          0         60,000           4,990
                                 1997    225,000       158,233(2)          0              0          57,280(8)

B. V. Masson...................  1999    300,000       338,400             0         83,338(5)(6)     3,416
  Executive Vice President       1998    252,493       277,318       528,741         43,118(6)        3,164
  and Division President         1997    215,626        85,819             0         40,000           2,193

T. B. Lamb.....................  1999    312,932       298,655             0         87,250(5)        2,464
  Vice President and             1998    293,973       354,974        61,031         70,000(6)        3,551
  Division President             1997    259,221       196,438             0         40,000           1,668

G. E. Morin....................  1999    302,932       296,290(2)          0         96,081(5)        3,416
  Executive Vice President       1998    287,534       332,114        61,031         50,000           4,990
  and Chief Financial Officer    1997    266,027       248,110(2)          0         70,744(6)        3,487

---------------

(1) Annual Incentive Compensation includes amounts deferred into Elective Deferred Stock Units and the value of Supplemental Units received as a result of such deferral, which Supplemental Units become vested in full on the fifth anniversary of their date of grant subject to continued employment.

(2) Dr. Curlander, Mr. Traversi and Mr. Morin elected to defer $823,843, $222,803, and $99,964, respectively, of their 1999 Annual Incentive Compensation into 7,203, 1,948, and 874 Elective Deferred Stock Units, respectively, and as a result received an additional $164,814, $44,606, and $20,016, respectively, in Supplemental Units (or 1,441, 390, and 175 Supplemental Units, respectively). Dr. Curlander and Mr. Traversi elected to defer $862,139 and $253,461, respectively, of their 1998 Annual Incentive Compensation into 15,810 and 4,648 Elective Deferred Stock Units, respectively, and as a result received an additional $172,428 and $50,714, respectively, in Supplemental Units (or 3,162 and 930 Supplemental Units, respectively). Dr. Curlander, Mr. Traversi and Mr. Morin elected to defer $330,137, $56,166 and $163,054, respectively, of their 1997 Annual Incentive Compensation into 15,400, 2,620 and 7,606 Elective Deferred Stock Units, respectively, and as a result received an additional $66,027, $11,233 and $32,628, respectively, in Supplemental Units (or 3,080, 524 and 1,522 Supplemental Units, respectively). Elective Deferred Stock Units are 100% vested immediately. Supplemental Units vest 100% on the fifth anniversary of the grant dates.

(3) In 1997, the Company granted performance awards under the Lexmark Stock Incentive Plan to certain executive officers. The aggregate number and value at year end (based on the December 31, 1999 closing stock price of $90.50 per share and including the additional 40% of the performance award value payable in cash) of target performance awards to each of the Named Executive Officers is as follows: Dr. Curlander -- 21,000/$2,660,700; Mr.
    Traversi -- 8,000/$1,013,600; Mr. Masson -- 10,500/$1,330,350; Mr. Lamb --
    10,500/$1,330,350; and Mr. Morin -- 15,000/$1,900,500.

(4) The value reflected in the table is the value on the date of grant (calculated by multiplying the closing price of Lexmark Class A Common Stock on the date of grant, $20.34375, by the number of restricted stock units granted). The aggregate number and value at year end (calculated by multiplying the closing price of Lexmark Class A Common Stock on December 31, 1999, $90.50, by the number of restricted stock units outstanding at year end) of restricted stock units for each of the Named Executives are as follows: Dr. Curlander -- 9,000/$814,500; Mr. Traversi -- 10,000/$905,000;
    Mr. Masson -- 16,700/$1,511,350; Mr. Lamb -- 3,000/$271,500; and Mr. Morin
    -- 3,000/$271,500. The restricted stock units for each of Dr. Curlander, Mr. Lamb and Mr. Morin and 2,700 of Mr. Masson's restricted stock units vested 50% on the second anniversary of the grant date, or February 12, 2000, and will vest 25% on each of the following two anniversaries. The remaining 14,000 of Mr. Masson's restricted stock units will vest 25% on the second anniversary of the grant date, or October 29, 2000, and 25% on each of the following three anniversaries. Mr. Traversi's restricted stock units vested 25% on each of the second and third anniversaries of the grant date, or October 16, 1998 and 1999, and will vest 25% on each of the following two anniversaries.

(5) Includes stock options granted under Lexmark's Long Term Incentive Plan as follows: Dr. Curlander -- 94,500, Mr. Traversi -- 36,000, Mr. Masson -- 47,250, Mr. Lamb -- 47,250 and Mr. Morin -- 67,500. Refer to "Long-Term Incentive Plan -- Awards in 1999" for a description of the material terms and conditions of these options.

(6) Includes replacement (reload) options awarded automatically upon exercise of options paid for with previously owned shares of Lexmark Class A Common Stock, as follows: 1999 Reloads -- Mr. Masson -- 8,088 and Mr. Morin -- 581; 1998 Reloads -- Mr. Masson -- 3,118 and Mr. Lamb -- 10,000; 1997
    Reloads -- Mr. Morin -- 10,744.

(7) Matching contribution by the Company under the Lexmark Savings Plan.

(8) Includes amounts paid in respect of Mr. Traversi's relocation expenses in connection with his move from California to Massachusetts and a matching contribution of $625 by the Company under the Lexmark Savings Plan.

                             OPTION GRANTS IN 1999

                                               INDIVIDUAL GRANTS (1)                        POTENTIAL REALIZABLE
                              -------------------------------------------------------         VALUE AT ASSUMED
                               NUMBER OF     PERCENT OF                                 ANNUAL RATES OF STOCK PRICE
                              SECURITIES    TOTAL OPTIONS                                       APPRECIATION
                              UNDERLYING     GRANTED TO                                     FOR OPTION TERM (2)
                                OPTIONS     EMPLOYEES IN      EXERCISE     EXPIRATION   ----------------------------
            NAME              GRANTED (#)    FISCAL YEAR    PRICE ($/SH)      DATE         5% ($)         10% ($)
            ----              -----------   -------------   ------------   ----------   ------------   -------------
P. J. Curlander.............    120,000(3)      4.97%         $52.3438      02/11/09     $3,950,248     $10,010,704
                                 94,500(4)      3.91           52.3438      02/11/09      3,110,820       7,883,430
A. A. Traversi..............     40,000(3)      1.66           52.3438      02/11/09      1,316,749       3,336,901
                                 36,000(4)      1.49           52.3438      02/11/09      1,185,074       3,003,211
B. V. Masson................     28,000(3)      1.16           52.3438      02/11/09        921,725       2,335,831
                                  3,216(5)      0.13           54.2500      12/04/05         68,415         158,492
                                  1,872(5)      0.08           54.2500      02/13/07         48,308         115,627
                                  3,000(5)      0.12           54.2500      02/12/08         89,391         220,005
                                 47,250(4)      1.96           52.3438      02/11/09      1,555,410       3,941,715
T. B. Lamb..................     40,000(3)      1.66           52.3438      02/11/09      1,316,749       3,336,901
                                 47,250(4)      1.96           52.3438      02/11/09      1,555,410       3,941,715
G. E. Morin.................     28,000(3)      1.16           52.3438      02/11/09        921,725       2,335,831
                                    581(5)      0.02           75.9375      01/08/06         16,114          36,930
                                 67,500(4)      2.79           52.3438      02/11/09      2,222,015       5,631,021

---------------

(1) Each option permits the optionee (i) to pay for the exercise price with previously owned shares of Class A Common Stock and (ii) to satisfy tax-withholding obligations with shares acquired upon exercise. Unless the Compensation and Pension Committee determines otherwise, replacement (reload) options are automatically granted upon exercise of options paid for with previously owned shares of Class A Common Stock.

(2) The amounts shown under these columns are calculated at the 5% and 10% annual rates set by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.

(3) Each option granted has a ten year term and becomes vested as to 20% of the award on the first anniversary of the grant date, and as to an additional 20% on each of the next four anniversary dates.

(4) These are options granted in connection with the Long-Term Incentive Plan. Each option granted has a ten year term. The options will vest on February 11, 2004, become exercisable on August 11, 2008 and expire February 11, 2009. Vesting and exercisability will be accelerated if the Company's performance exceeds the target performance objectives. If the maximum performance objectives are achieved, all the options will vest on December 31, 2000 and become exercisable on December 31, 2002. For performance between the target and maximum performance objectives, the percentage attainment between the target and maximum performance objectives will determine the percentage of options that will vest on December 31, 2000 and become exercisable December 31, 2002. For additional information about the Long-Term Incentive Plan awards, refer to the table Long-Term Incentive Plan
    - Awards in 1999.

(5) These are reload options which have the same terms and conditions (including the same expiration date) as the related option that was exercised using previously owned shares of Class A Common Stock, except that the exercise price of the reload option is equal to the Fair Market Value of a share of Class A Common Stock on the date such reload option is granted and such reload option is not exercisable until the six month anniversary of the reload grant date.

                      AGGREGATED OPTION EXERCISES IN 1999
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for each Named Executive Officer with regard to stock option exercises during 1999 and the aggregate stock options held at December 31, 1999.

                                                          NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS               IN-THE-MONEY OPTIONS AT
                                                       AT FISCAL YEAR-END (#) (1)      FISCAL YEAR-END ($) (2)
                        SHARES ACQUIRED     VALUE      ---------------------------   ---------------------------
         NAME           BY EXERCISES(#)    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           ---------------   ----------   -----------   -------------   -----------   -------------
P. J. Curlander.......           0        $        0     502,932        502,500      $40,469,105    $29,411,873
A. A. Traversi........      13,000           712,781      49,000        164,000        3,776,374      9,338,369
B. V. Masson..........      34,000         1,405,875      29,206        149,250        1,928,464      8,438,377
T. B. Lamb............           0                 0      62,522        201,250        4,632,988     11,863,876
G. E. Morin...........       5,000           335,625      82,744        214,081        6,469,250     12,690,751

---------------

(1) Represents the number of shares subject to outstanding options.

(2) Based on a price of $90.50 per share, the closing price of the Company's Class A Common Stock on December 31, 1999, minus the exercise price.

                   LONG-TERM INCENTIVE PLAN -- AWARDS IN 1999

     During 1997, the Company established the 1997-2000 Long-Term Incentive Program (the "Long-Term Incentive Program") within the Company's Stock Incentive Plan. Performance Awards under the Long-Term Incentive Program represent contingent share awards that would be earned if specific performance objectives were attained by the Company over the four-year period specified by the Compensation and Pension Committee. The performance objectives, established by the Committee for the period January 1, 1997 through December 31, 2000, were based on Earnings Per Share and Shareholder Value Add criteria, which were equally weighted, over the four-year performance period.

     In 1997, the Compensation and Pension Committee granted Performance Awards under the Company's Stock Incentive Plan to certain executive officers. The Committee established three objectives for each performance measure: a minimum objective, a target objective and a maximum objective. Target Performance Awards would be payable if the Company achieved the target performance objectives. Maximum Performance Awards would be payable if the Company attained the maximum performance objectives. Minimum Performance Awards would be payable if minimum objectives were achieved. The Performance Awards payable for attainment between performance levels would be based on interpolation.

     In 1999, the Compensation and Pension Committee determined that it was highly likely that the maximum targets for the four-year performance period would be achieved significantly in advance of December 31, 2000, thereby reducing the performance incentive to management. At the recommendation of the Compensation and Pension Committee at the February 11, 1999 meeting of the Board of Directors, the Board approved a revision to the Long-Term Incentive Program which would set a maximum potential payout of restricted stock units at the Target Performance Award level. In lieu of the additional restricted stock units which would likely be paid out at the Maximum Performance Award level under the terms of the existing program, stock options in an amount equal to six times the number of restricted stock units foregone at a strike price equal to the fair market on the date of grant were granted to the participants in the program.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

              NAME                 NUMBER OF OPTIONS (#)             PERFORMANCE PERIOD
              ----                 ---------------------    -------------------------------------
P. J. Curlander..................         94,500                   1/1/97 through 12/31/00
A. A. Traversi...................         36,000                   1/1/97 through 12/31/00
B. V. Masson.....................         47,250                   1/1/97 through 12/31/00
T. B. Lamb.......................         47,250                   1/1/97 through 12/31/00
G. E. Morin......................         67,500                   1/1/97 through 12/31/00

     Each option granted has a ten year term expiring February 11, 2009. The vesting and exercise schedule for the options is based on the performance of the Company as compared to the target and maximum objectives of the Long-Term Incentive Program for the four-year performance period. If the Target Performance Award level is achieved, the options will vest in full in February 2004 and become exercisable in August 2008. If the Maximum Performance Award level is achieved, the options will vest in full as of December 31, 2000 and become exercisable December 31, 2002. If the performance of the Company falls between the two award levels, the performance percentage in excess of the Target Performance Award level will determine the percentage of the participant's options that will vest at December 31, 2000 and become exercisable December 31, 2002. The remainder of the options will vest in February 2004 and become exercisable in August 2008.

     Since the stock options issued under the revised program had an exercise price equal to the fair market value of the stock on the date of grant, participants would receive value from the options only if the share price increases. Thus, participants forfeited the opportunity to receive the maximum award of shares under the LTIP, assumed the risk of improving Company performance, and would be rewarded only if increased performance levels are achieved.

LEXMARK RETIREMENT PLAN

     The Lexmark Retirement Plan provides a monthly retirement income based on service and compensation (including salary, commission payments and recurring payments under any form of variable compensation plan, incentive pay and certain other payments such as overtime and premium pay). A maximum of 30 years of service or actual service as of December 31, 1993, if greater, is used to calculate benefits under the core retirement plan formulas. Retirement income comes from two sources: (1) for employees hired before January 1, 1993, a Core Retirement Benefit, which is the greater of the Service and Earnings formula and the Minimum Benefit formula, and (2) a Personal Retirement Provision, which provides annual allocations and guaranteed interest credits. Earnings taken into account under the Core Retirement Benefit component include a participant's compensation earned for periods from and after January 1, 1987, including compensation earned while employed by IBM.

     Effective January 1, 1998, a new defined benefit plan called the Lexmark Retirement Growth Account Plan was introduced. An initial Retirement Growth Account balance was established for each Lexmark Retirement Plan participant as of January 1, 1998. Individual Retirement Growth Account balances will grow with the addition of annual allocations equaling 6% of eligible earnings (salary, commission payments and recurring payments under any form of variable compensation plan, incentive pay and certain other payments such as overtime and premium pay) as well as an interest component. Upon leaving the Company after the employee has vested benefits (requiring 5 years of service), the participant can elect an annuity funded by the Retirement Growth Account balance or may request a lump sum payment of the Retirement Growth Account balance.

     As part of the implementation of the Retirement Growth Account on January 1, 1998, certain transition rules were applied. The Lexmark Retirement Plan described above ran concurrently with the new plan through year-end 1999, with additional accruals under the Lexmark Retirement Plan continuing through year-end 1999. At that point, plan accruals of the Lexmark Retirement Plan were frozen, and will grow only with the addition of annual interest on the Personal Retirement Provision element of the Plan. Participants will also receive service credit beyond year-end 1999 that will count toward retirement eligibility under the provisions of the Lexmark Retirement Plan. Upon departing from the Company, individuals who have accruals under both plan designs will receive the greater of the two accrued values.

     The Company has adopted a Supplemental Retirement Plan to pay retirement benefits which, but for limitations under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code, would have been paid under the Lexmark Retirement Plan. These benefits will be paid out of the general funds of the Company.

     Under the foregoing plans, each of the Named Executive Officers is entitled to an estimated annual retirement pension, calculated as of February 29, 2000, upon retirement at the later of age 62 or their current age, in the following amounts: Dr. Curlander-$505,497, Mr. Traversi-$108,442, Mr. Masson-$68,922, Mr. Lamb-$183,058 and Mr. Morin-$76,659.

EMPLOYMENT CONTRACTS

     The Company is party to an employment agreement with Dr. Curlander, with an employment term expiring March 31, 2001, and employment agreements with Messrs. Traversi, Masson, Lamb and Morin with employment terms expiring February 28, 2001. Pursuant to the agreements, Dr. Curlander receives an annual base salary of $650,000, Mr. Traversi receives an annual base salary of $320,000, Mr. Masson receives an annual base salary of $300,000, Mr. Lamb receives an annual base salary of $320,000, and Mr. Morin receives an annual base salary of $310,000. Such salaries may be increased by the Compensation and Pension Committee, in its discretion, from time to time. In addition, each executive is entitled to receive an annual incentive compensation award equal to a percentage of such base salary ranging from 0% to 200% in the case of Dr. Curlander, 0% to 140% in the case of Mr. Traversi, and 0% to 125% in the case of Messrs. Masson, Lamb and Morin, depending upon the performance of the Company measured against performance goals established by the Compensation and Pension Committee. In the event of a termination of an executive's employment by the Company "without cause" or for "good reason" (each as defined in the employment agreements), the executive will continue to receive payments of his base salary as an employee for a period equal to the greater of one year or the remaining term of the employment agreement. In addition, the executive will be entitled to a pro rata annual bonus for the year of termination. Each of the employment agreements contains covenants regarding nondisclosure of confidential information, non-competition and non-solicitation.

     In April 1998, the Company entered into Change in Control Agreements with several executive officers of the Company, including Dr. Curlander, and Messrs. Traversi, Masson, Lamb and Morin. Under the terms of those agreements, each of the named executive officers is entitled to participate in the incentive, savings, retirement, and welfare benefit plans and to receive their fringe benefits, for a period of two years following a change in control of the Company. If following a change in control of the Company, the named executive officer is terminated other than for "Cause", death, or disability, or the executive terminates his employment for "Good Reason" (terms as defined in the agreements), he will be entitled to receive as a lump sum within 30 days of the termination (a) his base salary and prorata portion of the annual bonus through the date of termination, and (b) three times (two times in the case of Mr. Masson) the sum of his annual base salary and incentive compensation, calculated assuming the Company attained its financial targets and disregarding personal attainment goals for the years in question. In addition, for a period of three years (two years in the case of Mr. Masson) following the executive's date of termination, the Company will be obligated to continue to provide at least the same level of benefits that were provided during the executive's employment, or if more favorable to the executive, as in effect thereafter. Any stock incentive awards held by the executive under the Company's Stock Incentive Plan will be cancelled promptly and a payment in cash for the difference in the exercise price and the change in control price will be made to the executive. The number of Performance Awards (as defined in the Stock Incentive Plan) payable to the executive out of the Stock Incentive Plan will be calculated using the greater of the target performance level or actual attainment of the Company from the beginning of the performance period through the change in control. To the extent that any benefits to the executive under the agreement triggers an excise tax to the executive, he will receive a "Grossed-Up" payment to negate the effects of such tax.

     The Company has entered into indemnification agreements with Dr. Curlander, and each of Messrs. Traversi, Masson, Lamb and Morin, which require the Company to indemnify them against certain liabilities that may arise as a result of their status or service as officers of the Company.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999, Messrs. Ames, Fields, Gomory and Walker served on the Compensation and Pension Committee. Mr. Ames has served as Chairman of this Committee since February 1997.

     During 1999, Mr. Mann, who served as Chairman of the Board of the Company until his retirement in April 1999, served as Chairman of the Compensation and Organization Committee of the M. A. Hanna Company for which Mr. Walker served as Chairman and Chief Executive Officer.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report provides an explanation of the philosophy underlying the Company's executive compensation programs and details on how decisions were implemented during 1999 regarding the compensation paid to Dr. Paul J. Curlander, who serves as Chairman and Chief Executive Officer of the Company, and other executive officers of the Company. In developing the practices and policies described in this report, the Compensation and Pension Committee relied on the advice of outside consultants experienced in the design and implementation of executive compensation arrangements. The Compensation and Pension Committee is composed entirely of non-employee Directors.

FRAMEWORK FOR COMPENSATION DECISIONS

     The Compensation and Pension Committee is responsible for setting and administering the policies governing base salary, incentive compensation and stock-based compensation for the Company's executive officers, including the CEO, and other key members of management. The key elements of executive compensation are base salary, annual incentive compensation and long term incentive compensation. The Compensation and Pension Committee regularly reviews the compensation paid to executive officers and periodically conducts reviews of the Company's compensation practices, including its employee benefit plans.

     The Compensation and Pension Committee's compensation decisions are based on an evaluation of the Company's performance, comparative compensation data and each executive officer's performance. Company performance is measured against internally established performance criteria. Comparative compensation data is collected from surveys conducted by human resources consulting firms.

     The Company utilized information regarding each executive officer's title, position, responsibilities, experience, length of time in position, current compensation and compensation history (including base salary increases, bonus awards and long term incentive awards) to functionally match each executive officer to positions reported in the compensation surveys. Competitive rates of base pay and total annual cash compensation were determined for each executive officer position by performing statistical analyses of the survey compensation data. The Company then established compensation ranges for each senior management position by comparing its target and actual compensation to market values at various levels to ensure competitiveness to firms with which the Company competes for executive talent. The midpoints of the Company's base salary and total compensation ranges are set at the 50th percentile (median) and the 65th percentile, respectively, based on assumed achievement above target performance, rather than actual financial performance of the Company.

     Stock option grant levels were established based on competitive survey data, including those reported in the Towers Perrin Technology Industry Data Base, and an evaluation of each executive's contribution to business results. The Company regularly reviews its compensation policies and practices, including the rates of compensation paid to executive officers and its employee benefit plans, with outside consultants including Frederic W. Cook & Co., Inc. and William M. Mercer, Inc.

THE COMPANY'S EXECUTIVE COMPENSATION PHILOSOPHY

     The Compensation and Pension Committee has consistently applied the following philosophy in making its recommendations or decisions on the compensation paid or awarded to its executive officers:

     - Establish a pay-for-performance philosophy and policy that places a meaningful portion of each executive's compensation at risk in alignment with stockholders' risk, commensurate with the executive's ability to affect bottom line results, and which can significantly differentiate compensation awards based on corporate, business unit and individual performance and the ability of the executive to affect those results;

     - Provide incentives to executives to achieve a level of performance consistent with the Company's strategic business objectives and reward them for their achievement;

     - Provide total compensation opportunities which are market competitive, are subject to associated downside risk and offer significant upside opportunities based on performance, thus allowing the Company to compete for and retain outstanding, talented and highly motivated executives who are vital to the Company's long-term success; and

     - Align the interests of executives with the long-term interests of the stockholders through incentive award opportunities that are linked to the long-term performance of the Company and that result in the ownership of the Company's Class A Common Stock.

BASE SALARY

     As discussed above, the Compensation and Pension Committee determines base salaries for executive officers by evaluating the responsibilities of the position held, the experience of the individual and time in position, and by reference to the information compiled from compensation surveys regarding the competitive marketplace for executive talent, including a comparison to base salaries for comparable marketplace positions. Salary adjustments are based on a periodic evaluation of the performance of the Company and of each executive officer, and also take into account new responsibilities as well as changes in the competitive marketplace.

ANNUAL INCENTIVE COMPENSATION

     Annual incentive compensation awards were structured to become payable to the Company's executive officers upon the attainment of pre-established annual financial and individual performance objectives. The annual incentive compensation opportunity is determined for each executive officer based on the survey data for annual incentive awards and total compensation published in the survey sources referenced above. Consistent with the Company's pay for performance philosophy, executives' total cash compensation is highly leveraged. As discussed above, the Company benchmarks base salary range midpoints at the 50th percentile (median) and total compensation range midpoints at the 65th percentile of the survey data based on assumed achievement above target performance, rather than actual financial performance of the Company. The 1999 annual incentive compensation award payable to each executive officer was determined based upon achievement of performance factors that varied based upon the executive officer's position, level of responsibility and particular business unit. For 1999, corporate performance was measured with reference to earnings per share, revenue and shareholder value add. Business unit performance was measured with reference to operating income, revenue and shareholder value add. Individual performance was measured against specific goals established for each executive officer with emphasis on such officer's corporate responsibilities and the particular needs of his or her business unit. The weighting of the various performance criteria varied based on responsibility.

     Section 162(m) of the Internal Revenue Code makes compensation paid to the Named Executive Officers in amounts in excess of $1 million not deductible unless the compensation is paid pursuant to predetermined performance objectives within the meaning of Section 162(m) or satisfies one of various other exemptions. Pursuant to certain transition rules applicable to a newly public company contained in final Treasury regulations issued in December 1995, compensation paid or earned prior to the 1999 Annual Meeting of Stockholders pursuant to the Company's annual incentive compensation plan was not subject to the Federal income tax deduction limitation under Section 162(m). The Company's exemption terminated following its 1999 Annual Meeting of Stockholders. To ensure future deductibility of non-discretionary annual incentive awards, stockholders approved at the 1999 Annual Meeting of Stockholders certain terms and conditions governing non-discretionary annual incentive awards which are subject to Section 162(m). The Compensation and Pension Committee and the Board, however, reserve the right and ability to award incentives and adopt other compensation plans and arrangements that may not result in the deductibility of compensation expense for federal income tax under Section 162(m).

     The Compensation and Pension Committee and the Board believe that it is essential to retain the ability to reward and motivate executives based on its assessment of an individual's performance, even though some or all of any such discretionary payments may not be deductible due to Section 162(m). Accordingly, it is the Compensation and Pension Committee's intent to consider the awarding of discretionary incentive awards to executive officers that may become subject to Section 162(m). Any such incentive payments would be based on the Compensation and Pension Committee's qualitative assessment of the applicable executive's individual performance and contribution. It is the Compensation and Pension Committee's intent that any portion of future discretionary annual incentive awards which would not be deductible to the Company be deferred until such times as payment of these amounts would be deductible to the Company. Such deferrals would be in the form of Deferred Stock Units pursuant to the Company's Stock Incentive Plan.

     Currently, Dr. Curlander, Chairman and Chief Executive Officer of the Company, is the only employee of the Company whose compensation could be subject to the limitations of Section 162(m). Dr. Curlander has agreed to defer payment of any portion of his future discretionary annual incentive awards which would not be deductible to the Company. Such amounts will be deferred until such times as payment of these amounts would be deductible to the Company.

LONG TERM INCENTIVE COMPENSATION

  Performance Awards

     In 1997, the Compensation and Pension Committee granted Performance Awards under the Company's Stock Incentive Plan to certain executive officers. The Performance Awards will be earned if specific objectives are attained by the Company over the four-year period ending December 31, 2000. The performance objectives established by the Compensation and Pension Committee are equally weighted and relate to increasing shareholder value, as measured by shareholder value add and earnings per share, in each case measured cumulatively over the four-year performance period. The Compensation and Pension Committee established three objectives for each performance measure: a minimum objective, a target objective and a maximum objective. Target Performance Awards are payable if the Company achieves the target performance objectives. Maximum Performance Awards, equal to 175% of the target awards, are payable if the Company attains the maximum performance objectives. Minimum Performance Awards, equal to 30% of the target Performance Awards, are payable if minimum objectives are achieved. The Performance Awards payable for attainment between performance levels will be based on interpolation.

     As discussed in the "Long-Term Incentive Plan - Awards in 1999" section of this Proxy Statement, at the February 11, 1999 meeting, the Compensation and Pension Committee approved a reduction in the Maximum Performance Awards that would have been payable to the Named Executive Officers and the other participants in this program, and granted at-the-market stock options with performance-accelerated vesting in lieu of the Performance Awards foregone. The Compensation and Pension Committee took this action based on management's determination that due to the Company's outstanding 1998 financial performance it was highly likely that the maximum performance objectives for the four-year performance period ending December 31, 2000 would be achieved even if the Company's performance did not improve over the remainder of the performance period, resulting in that Performance Award program ceasing to perform its intended purpose of motivating management. In February 1999, the participants in this Performance Award program forfeited the opportunity to receive the Maximum Performance Award, which very likely would have been earned, and accepted the risk that they would receive the same level of compensation only if the Company's stock price increased significantly.

  Stock Options

     The grant of stock option awards is intended to foster and promote the long-term financial success of the Company and to materially increase shareholder value by motivating superior performance by employees, by providing employees with an ownership interest in the Company in order to align their interests with those of the stockholders, and enabling the Company to attract and retain the services of an outstanding management team upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent. As discussed above, stock option grant levels are determined based on competitive survey data, prior option grants and an evaluation of each executive's contribution to business results.

  Deferred Stock Units

     The Compensation and Pension Committee has implemented a Deferred Stock Unit program for executives, senior officers and other key employees. The Deferred Stock Unit program entitles a participant to elect to defer receipt of all or a portion of his or her annual cash incentive compensation award or, in the discretion of the Compensation and Pension Committee, other cash compensation, and receive in lieu thereof an award of Deferred Stock Units (the "Elective Units"). The Compensation and Pension Committee may also grant to such recipient an additional award of Deferred Stock Units with a value equal to 20% of the compensation deferred (the "Supplemental Units"). The Elective Units, together with any dividend equivalents credited with respect thereto, are fully vested at all times. The Supplemental Units, together with any dividend equivalents credited with respect thereto, will become vested, in full, on the fifth anniversary of the date the compensation deferred would otherwise have been paid, subject to continued employment.

  Restricted Stock Units

     At the February 12, 1998 Board of Directors meeting, the Compensation and Pension Committee recommended and the Board approved the grant of Restricted Stock Units to certain executive officers, including Dr. Curlander, Mr. Masson, Mr. Lamb and Mr. Morin. The Compensation and Pension Committee recommended the grant of Restricted Stock Units to help ensure retention of its key executive team. The Restricted Stock Units become fully vested four years after the grant date, 50% vested on February 12, 2000 and 25% will vest on each of the following two anniversaries.

CEO COMPENSATION

     For 1999, Dr. Curlander received an annual base salary of $618,493 and $1,024,814 annual incentive award, which includes the value of supplemental deferred stock units equal to $164,814. His base pay was increased on April 26, 1999 to $650,000. Dr. Curlander's non-discretionary annual incentive compensation award opportunity is based on the achievement of annual financial goals established by the Executive Compensation Subcommittee of the Compensation and Pension Committee. For 1999, Dr. Curlander's corporate financial performance objectives were weighted equally and involved earnings per share, revenue and shareholder value add. In 1999, earnings per share increased 36%, revenue increased 14%, and shareholder value add grew 42%. In addition to the non-discretionary annual incentive compensation award opportunity described above, Dr. Curlander has the opportunity to earn a discretionary incentive award based on the Board of Directors' determination of his attainment of personal objectives relating to the overall achievement of the Company's strategic objectives. Dr. Curlander has elected to defer payment of his entire 1999 annual incentive award and receive Deferred Stock Units pursuant to the Company's Stock Incentive Plan in lieu thereof. Deferred Stock Units attributable to any portion of Dr. Curlander's 1999 annual incentive award which would not be deductible to the Company will not be settled until such time(s) as payment would be deductible to the Company.

     In addition to the cash compensation described above, in February 1999, Dr. Curlander was granted 214,500 non-qualified stock options: 120,000 stock options vest in equal installments over five years and 94,500 stock options under Lexmark's Long-Term Incentive Plan that have performance accelerated vesting. Refer to "Long-Term Incentive Plan -- Awards in 1999" for a description of the material terms and conditions of these options.

The Compensation and Pension Committee
of the Board of Directors

B. Charles Ames, Chairman
William R. Fields
Ralph E. Gomory
Martin D. Walker

PERFORMANCE GRAPH

     The following graph compares cumulative total stockholder return on the Company's Class A Common Stock with a broad performance indicator, the S&P Composite 500 Stock Index, and an industry index, the S&P Technology Sector Index, for the period from November 15, 1995 to December 31, 1999. The Class A Common Stock began trading on the New York Stock Exchange on November 15, 1995. The graph assumes that the value of the investment in the Class A Common Stock and each index was $100 at November 15, 1995 and that all dividends were reinvested.

                                    [GRAPH]

                                          11/15/95    12/29/95    12/31/96    12/31/97    12/31/98    12/31/99
                                          --------    --------    --------    --------    --------    --------
Lexmark...............................      $100        $ 91        $138        $190        $503        $905
S & P 500 Index.......................       100         105         129         172         221         267
S & P Technology Sector Index.........       100          97         137         173         299         524

                                   PROPOSAL 2

         APPROVAL OF AN AGREEMENT AND PLAN OF MERGER PROVIDING FOR THE
           MERGER OF THE COMPANY WITH AND INTO LEXMARK INTERNATIONAL

     Approval of the merger of the Company with and into its wholly-owned subsidiary, Lexmark International, will require the affirmative vote of a majority of the outstanding shares of Class A Common Stock.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THIS MERGER. PROXIES WILL BE VOTED FOR THIS PROPOSAL, UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE IN THEIR PROXIES.

     THE RIGHTS AND PRIVILEGES OF THE STOCKHOLDERS AND THE TERMS AND PROVISIONS OF THE CAPITAL STOCK OF LEXMARK INTERNATIONAL AFTER THE MERGER WILL BE IDENTICAL TO THOSE OF THE STOCKHOLDERS AND CAPITAL STOCK OF THE COMPANY PRIOR TO THE MERGER.

BACKGROUND AND PURPOSE

     On July 23, 1990, Lexington Holding Corporation ("Holding") was incorporated as a Delaware holding company by CD&R, an investment firm, for purposes of acquiring the stock of IBM Information Products Corporation ("IPC"), from IBM. IPC was originally incorporated in Delaware on May 25, 1990 under the name "New York Libra Corporation" and subsequently changed its name to "IBM Information Products Corporation" on December 13, 1990. On March 27, 1991, Holding acquired all of the issued and outstanding stock of IPC from IBM and IPC became the wholly-owned subsidiary of Holding. Through subsequent name changes, Holding has become known as "Lexmark International Group, Inc." and IPC has become known as "Lexmark International, Inc." In October 1995, CD&R made an initial public offering of the Company's Class A Common Stock, and through subsequent secondary offerings has completely divested itself of all of the Company's Class A Common Stock. The Company's Class A Common Stock is now publicly held and, at present, the Company has no other class of common stock or preferred stock outstanding. Lexmark International remains as the only wholly-owned subsidiary of the Company and Lexmark International's stock is the sole asset held by the Company. All of the business of the Company is conducted through Lexmark International and all of the assets and liabilities currently represented in the consolidated financial statements of the Company are held by Lexmark International.

     Management of the Company believes that the holding company format originally put in place is no longer necessary and that its elimination will simplify the corporate structure, thereby: (i) simplifying corporate administration, (ii) reducing administrative expense, (iii) facilitating efficient cash movement, (iv) clarifying the capital structure of Lexmark International and its subsidiaries, and (v) resulting in less confusion among investors, customers, suppliers and others regarding the relationship between the Company and Lexmark International. Management now proposes to merge the Company with and into Lexmark International (the "Merger"). The Board of Directors also believes that the proposed Merger is in the best interests of the Company and its stockholders.

     As a result of the Merger, the Company will no longer exist and the shares of Lexmark International will be owned directly by the Company's stockholders. Following the Merger, Lexmark International will retain the name "Lexmark International, Inc."

SUMMARY OF MERGER

     Some important points about the Merger are:

     1. There will be no change in the state of incorporation. The Company is a Delaware corporation and Lexmark International is a Delaware corporation.

     2. The Certificate of Incorporation and By-Laws of Lexmark International will be identical to the Company's Certificate of Incorporation and By-Laws at the time of the Merger. Therefore, Lexmark International will have the same authorized capital stock as the Company with the same rights and privileges.

     3. Immediately after the Merger, Lexmark International will have the same consolidated assets, liabilities and stockholders' equity as the Company.

     4. Lexmark International will have the same Directors, in the same classes and with the same terms, and the same officers as the Company at the time of the Merger.

     5. At the time of the Merger, the outstanding shares of the Company's Class A Common Stock, Class B Common Stock, par value $.01 per share ("Class B Common Stock," and together with the Class A Common Stock, the "Common Stock") and Preferred Stock, par value $.01 per share ("Preferred Stock") will be converted automatically into an equivalent number of shares of Lexmark International's Class A Common Stock, Class B Common Stock and Preferred Stock, respectively. Certificates for the shares of the Company's Class A Common Stock, Class B Common Stock and Preferred Stock will automatically represent shares of Lexmark International's Class A Common Stock, Class B Common Stock and Preferred Stock, respectively. No exchange of stock certificates will be required.

     6. Following the Merger, Lexmark International will be a publicly-held, reporting company under the Securities Exchange Act of 1934. Lexmark International expects its Class A Common Stock to be listed on the New York Stock Exchange under the same ticker symbol, "LXK."

     7. In the opinion of Baker & McKenzie, special tax counsel to the Company and Lexmark International, based upon certain factual representations of the Company and Lexmark International, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), with the result that stockholders generally will not recognize gain or loss as a result of the Merger and will have the same tax basis and holding period for their shares.

     8. The Merger is expected to be effective at the end of the second quarter of 2000.

CONDITIONS TO THE MERGER

     The Merger is subject to the following conditions:

          (a) Approval of the Merger as provided for in the Agreement and Plan of Merger between the Company and Lexmark International (the "Merger Agreement") by the holders of a majority of the outstanding shares of the Company's Class A Common Stock;

          (b) Approval for listing on the New York Stock Exchange of the Lexmark International Class A Common Stock to be issued in the Merger;

          (c) The determination by the Chairman and Chief Executive Officer of the Company that the Merger is in the best interests of the Company;

          (d) Absence of an injunction or pending litigation relating to the Merger; and

          (e) Receipt of all consents, approvals and authorizations required to be obtained prior to the consummation of the Merger.

MERGER PROCEDURE

     The proposed Merger will be accomplished according to the terms of the Merger Agreement. The summary of significant features of the Merger contained herein is qualified in its entirety by the full text of the Merger Agreement, which is attached to this Proxy Statement as Exhibit A.

     Pursuant to the Merger Agreement, and subject to the approval of the holders of a majority of outstanding shares of Class A Common Stock and the fulfillment or waiver of certain other conditions described herein, each share of the Company's Class A Common Stock, Class B Common Stock and Preferred Stock outstanding immediately prior to the Merger will automatically be converted into an equivalent number of shares of Lexmark International's Class A Common Stock, Class B Common Stock and Preferred Stock, respectively. As a result of the Merger, the Company will be merged with and into Lexmark International and the Company's stockholders will become stockholders of Lexmark International.

     STOCKHOLDERS OF THE COMPANY HOLDING SHARE CERTIFICATES REPRESENTING THE COMMON AND PREFERRED STOCK OF THE COMPANY WILL NOT BE REQUIRED TO SURRENDER THEIR SHARE CERTIFICATES FOR PURPOSES OF THE MERGER.

AMENDMENT OR TERMINATION OF THE MERGER

     The Merger Agreement provides that the parties thereto may (i) amend any of the terms of the Merger Agreement, (ii) extend the time for performance of any of the obligations or acts of the parties or (iii) waive compliance with any of the covenants, conditions or agreements contained in the Merger Agreement or any document delivered pursuant to the Merger Agreement before the consummation of the Merger and before or after stockholder approval, provided that any such action will not, in the opinion of the parties thereto, have a material adverse effect on the Company's stockholders.

     Pursuant to its terms, the Merger Agreement may be terminated by the Company's Chairman and Chief Executive Officer or Lexmark International's Chairman and Chief Executive Officer at any time prior to the consummation of the Merger, including after the receipt of stockholder approval.

DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company is a summary of certain provisions of the Company's Certificate of Incorporation. The Certificate of Incorporation of Lexmark International will be identical to the Company's Certificate of Incorporation at the time of the Merger. The authorized number of shares of each class of capital stock, and the par value thereof per share, are as follows: (i) 450,000,000 shares of Class A Common Stock, par value $.01 per share, (ii) 10,000,000 shares of Class B Common Stock, par value $.01 per share, and (iii) 1,600,000 shares of Preferred Stock, par value $.01 per share. The terms and provisions of the capital stock of Lexmark International after the Merger will be identical to those of the capital stock of the Company at the time of the Merger. At this time, there are no shares of Class B Common Stock or Preferred Stock issued and outstanding.

     Proposal 3 included in this Proxy Statement recommends the approval of an amendment to the Company's Third Restated Certificate of Incorporation, as amended, that would increase the number of authorized shares of Class A Common Stock of the Company from 450 million to 900 million. In the event that such proposal is approved, the authorized Class A Common Stock of Lexmark International would be equal to 900 million shares at the time of the Merger in accordance with the proposal.

  Preferred Stock

     Shares of Preferred Stock may be issued at any time and from time to time in one or more series. The Board of Directors is authorized to designate the series, and the number of shares to be included in such series, and to fix the relative voting, dividend, conversion, liquidation, redemption and other rights, preferences and limitations as between series. When Preferred Stock is issued, holders of Common Stock are subject to the dividend and liquidation preferences and other prior rights of the Preferred Stock.

     The Board of Directors, without the prior consent of holders of Common Stock, could issue additional series of Preferred Stock with voting and conversion rights which could materially adversely affect the voting rights of the holders of Common Stock. The issuance of shares of Preferred Stock to management, existing stockholders or others could result in a situation where the recordholders of such shares of Preferred Stock could have a significantly disproportionate vote on certain material matters. In the event of a proposed merger, tender offer, proxy contest or other attempt to gain corporate control, it would be possible, subject to any limitations imposed by applicable law, the Certificate of Incorporation, and the applicable rules of the securities exchanges upon which the Common Stock may be listed, for the Board of Directors, without the prior consent of holders of Common Stock, to authorize the issuance of one or more series of Preferred Stock with voting rights or other rights and preferences which would impede the success of such proposed merger, tender offer, proxy contest or other attempt to gain corporate control. There are no present plans to issue any shares of Preferred Stock.

  Common Stock

     A holder of Common Stock is entitled to receive dividends declared by the Board of Directors on Common Stock and, upon liquidation, to share ratably in all assets available for distribution to holders of Common Stock. The stockholders do not have preemptive rights. A holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record on all matters to be voted on by the holders of Common Stock. Holders of the Class B Common Stock have no voting rights. The Class A Common Stock has no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting rights are able to elect 100% of the Directors.

     Shares of the Class A Common Stock may be converted one-for-one into shares of Class B Common Stock under certain circumstances for the sole purpose of distribution to a regulated holder which is not permitted to own voting stock of the Company. Shares of the Class B Common Stock may be converted one-for-one into shares of Class A Common Stock to the extent that a regulated holder is permitted to hold voting stock of the Company, and shares of Class B Common Stock are automatically converted one-for-one into shares of Class A Common Stock upon transfer by a regulated holder to an unregulated holder.

     The outstanding shares of the Company's Common Stock are, and the shares of Lexmark International to be distributed upon consummation of the Merger will be, validly issued, fully paid and non-assessable.

     The Stock Transfer Agent for the Company's Preferred and Common Stock is ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon"), Overpeck Centre, 85 Challenger Road, Ridgefield Park, New Jersey 07660. ChaseMellon will also serve as the Stock Transfer Agent for Lexmark International.

  Stockholder Rights Plan

     The Board of Directors of the Company adopted a Stockholder Rights Plan in February 1998 and amended and restated such Plan in February 1999. The Stockholder Rights Plan provides for one Right for each outstanding share of the Company's Common Stock. Each Right entitles its holder, under certain circumstances, to buy one one-thousandth of a share of the Company's Series A Junior Participating Preferred Stock at a purchase price of $200 (subject to adjustment).

     The Rights may not be exercised until at least 10 days after a person or group acquires 15 percent or more of the Company's Class A Common Stock or other voting securities of the Company representing 15 percent or more of the voting power of the outstanding shares of the Company (the "Voting Stock"), or publicly announces or commences a tender or exchange offer that if consummated would result in 15 percent or more ownership of the Voting Stock of the Company.

     Separate Rights certificates will not be issued and the Rights will not be traded separately from the stock until then.

     Should an acquirer become the beneficial owner of 15 percent or more of the Voting Stock of the Company, and under certain additional circumstances, the Company's stockholders (other than the acquirer) would have the right to buy Class A Common Stock of the Company, or common stock of the surviving enterprise if the Company is acquired, having a value equal to two times the purchase price of the Right then in effect.

     The Rights will expire on January 31, 2009, unless redeemed prior to that date. The redemption price is $.001 per Right (subject to adjustment) and may be paid in cash, shares of the Company's Common Stock, or other securities or assets. The Company's independent Directors may redeem the Rights by a majority vote during the 10-day period following public announcement that a person or group has acquired 15 percent or more of the Voting Stock of the Company.

     At any time after an acquirer has obtained 15 percent or more of the Voting Stock of the Company, the independent Directors may approve by a majority vote the exchange of the Rights in whole or in part, at an exchange ratio of one share of Class A Common Stock (or a fraction of a share of the Series A Junior Participating Preferred Stock having the same market value) per Right.

     Following the Merger, the Stockholder Rights Plan will continue in effect with respect to the stock of Lexmark International.

STOCK EXCHANGE LISTING

     Lexmark International expects its Class A Common Stock to be listed on the New York Stock Exchange under the same symbol as the Company, "LXK." Lexmark International will be a publicly-held, reporting company under the Securities and Exchange Act of 1934.

DIVIDEND POLICY

     Lexmark International will follow the Company's current dividend policy. The Company has never declared or paid, and has no current plans to declare or pay, any cash dividends on its Common Stock. The payment of any future cash dividends following the Merger will be determined by the Lexmark International Board of Directors in light of conditions then existing, including Lexmark International's earnings, financial condition and capital requirements, restrictions in financing agreements, business conditions, certain corporate law requirements and other factors.

MANAGEMENT

     Lexmark International will have the same Directors, in the same classes and with the same terms, and the same officers as the Company at the time of the Merger.

DEBT STRUCTURE

     Lexmark International is the borrower and the Company is currently the sole guarantor under a $300,000,000 Revolving Credit Agreement dated January 27, 1998 with a group of Lexmark International's primary lenders (the "Credit Agreement"). By virtue of the Merger, the Company will be eliminated as a guarantor under the Credit Agreement at the time of the Merger. The Credit Agreement will otherwise be unaffected by the Merger.

     On May 11, 1998, Lexmark International issued $150,000,000 6 3/4% Senior Notes due 2008 (the "Notes") which are fully and unconditionally guaranteed by the Company. Pursuant to the trust indenture by and among Lexmark International as issuer, the Company as guarantor, and the Bank of New York as trustee, dated May 11, 1998, as supplemented (the "Indenture"), the Company will be eliminated as guarantor of the Notes at the time of the Merger. The Notes and the Indenture will otherwise be unaffected by the Merger.

STOCK, INCENTIVE AND OTHER BENEFIT PLANS

     Lexmark International will assume and continue all of the Company's stock and other compensation, benefit and incentive plans for employees, retirees, and Directors and will assume all outstanding stock options and other obligations previously granted or incurred under such plans. In connection with the Merger, each of the Company's outstanding options will be converted into an option covering the same number of shares of Lexmark International Class A Common Stock, and with the same terms and conditions as the Company's outstanding option. Shares of the Company's Class A Common Stock which are currently held by the Lexmark Savings Plan and the Lexmark International Group, Inc. 1999 Employee Stock Purchase Plan will automatically be converted into an equivalent number of shares of Lexmark International's Class A Common Stock at the time of the Merger.

     A vote in favor of the Merger will also constitute a vote in favor of the assumption and continuation by Lexmark International of all of the Company's stock and other compensation, benefit and incentive plans approved by the Company's stockholders prior to the Merger.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material U.S. federal income tax considerations of the Merger. To the extent such summary discusses matters of law, it is based upon the opinion of Baker & McKenzie, special tax counsel to the Company and Lexmark International. The following discussion is based upon the current provisions of the Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, all of which are subject to change, possibly with retroactive effect. The following discussion does not purport to be a complete discussion of all U.S. federal income tax considerations. The following discussion does not address the tax consequences of the Merger under state, local or non-U.S. tax laws. In addition, the following discussion may not apply, in whole or in part, to particular categories of stockholders, such as dealers in securities, insurance companies, foreign persons, financial institutions and tax-exempt organizations. Finally, a tax ruling from the Internal Revenue Service has not been requested. THE FOLLOWING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING ANY STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES.

     In the opinion of Baker & McKenzie, special tax counsel to the Company and Lexmark International, based upon certain representations of the Company and Lexmark International, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. As such:

     - Stockholders will recognize no gain or loss upon the conversion of shares of the Company's stock into shares of Lexmark International's stock in the Merger;

     - A stockholder's tax basis in shares of Lexmark International stock following the Merger will be the same as his or her tax basis in the Company's stock owned prior to the Merger; and

     - A stockholder's holding period in shares of Lexmark International stock following the Merger will include the holding period of the Company's stock, if the stockholder holds shares of the Company's stock as capital assets at the time of the Merger.

NO APPRAISAL RIGHTS

     Under the Delaware General Corporation Law, dissenting stockholders do not have "appraisal rights" when a parent company merges into its own wholly-owned subsidiary. Consequently, a stockholder of the Company who votes against this proposal does not have a statutory right to demand payment of the "fair value" of his or her stock of the Company.

                                   PROPOSAL 3

         APPROVAL OF AN AMENDMENT TO THE THIRD RESTATED CERTIFICATE OF
          INCORPORATION, AS AMENDED, THAT WOULD INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK FROM 450 MILLION TO 900 MILLION

     Approval of the amendment to the Third Restated Certificate of Incorporation, as amended, that would increase the number of authorized shares of Class A Common Stock will require the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THIS AMENDMENT TO THE COMPANY'S THIRD RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED. PROXIES WILL BE VOTED FOR THIS PROPOSAL, UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE IN THEIR PROXIES.

     The Board of Directors has adopted a resolution setting forth the advisability of the proposed amendment and proposes that the stockholders of the Company approve the amendment to the Company's Third Restated Certificate of Incorporation, as amended, that would increase the number of authorized shares of Class A Common Stock from 450,000,000 to 900,000,000. If the proposed amendment is approved, the text of the first paragraph of Article Fourth of the Third Restated Certificate of Incorporation, as amended, would be amended to read as follows:

        FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Nine Hundred Eleven Million Six Hundred Thousand (911,600,000) shares, consisting of (i) 900,000,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), (ii) 10,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B

        Common Stock") and (iii) 1,600,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). As used in this Third Restated Certificate of Incorporation, as amended, the term "Common Stock" shall include the Class A Common Stock and the Class B Common Stock.

     As of the record date of March 10, 2000, there were 450,000,000 shares of Class A Common Stock authorized, 129,132,193 shares outstanding, 25,441,266 shares held in treasury, 20,734,673 reserved for benefit plans, 1,750,000 reserved for the potential conversion of Class B Common Stock to Class A Common Stock and 272,941,868 shares available for issuance.

     The proposed increase in the number of authorized shares of Class A Common Stock has been recommended by the Board to assure that an adequate supply of authorized and unissued shares of Class A Common Stock is available for general corporate needs, such as declaring stock splits or stock dividends, financing acquisitions with capital stock, raising additional equity capital or allocating for employee benefit plans. Given the limited number of shares of Class A Common Stock currently available for issuance and the Company's belief that it needs to quickly effect these types of transactions without the delay and expense involved in obtaining stockholder approval at a special meeting, amending the Third Restated Certificate of Incorporation, as amended, would allow the Company to issue additional shares of Class A Common Stock in the future without such undue delay and expense. If approved by the stockholders, the additional authorized shares of Class A Common Stock would be available for issuance at the discretion of the Board of Directors without further stockholder approval (subject to applicable legal requirements and rules of the New York Stock Exchange). The Company currently has no plans or proposals for the issuance of any portion of the proposed additional shares of Class A Common Stock.

     The additional shares of Class A Common Stock for which authorization is sought will have the same rights and privileges as the other shares of Class A Common Stock presently outstanding. Current holders of Class A Common Stock have no pre-emptive rights, which means that current stockholders do not have a prior right to purchase any new issue of Class A Common Stock of the Company in order to maintain their proportionate ownership thereof. Therefore, approval of this proposal may dilute the voting and economic position of the currently outstanding shares of Class A Common Stock, and may have anti-takeover consequences, because the Company could theoretically use the additional shares to render it more difficult or discourage an attempt to acquire control of the Company. However, that is not the Company's purpose in presenting this proposal.

             INFORMATION CONCERNING INDEPENDENT PUBLIC ACCOUNTANTS

     The independent certified public accounting firm of PricewaterhouseCoopers, LLP has audited the Company's accounts for the fiscal year ended December 31, 1999. A representative of PricewaterhouseCoopers, LLP is expected to be present at the meeting, and will have an opportunity to make a statement and to respond to appropriate questions. The Board of Directors expects to select an independent certified public accounting firm for the 2000 fiscal year at its April meeting.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     If a holder of the Company's Class A Common Stock wishes to present a proposal for consideration at next year's Annual Meeting, any such proposal must be received at the Company's offices at One Lexmark Centre Drive, Lexington, Kentucky 40550, Attention: Corporate Secretary, on or before November 23, 2000. In addition, the Company's By-Laws provide that in order for any stockholder to nominate a Director or propose to transact any corporate business at an Annual Meeting of Stockholders, the stockholder must have given written notice, by certified mail, to the Secretary of the Company, which must be received by the Secretary of the Company not less than 60 nor more than 120 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year's Annual Meeting of Stockholders. If the date of the Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after the first anniversary of the preceding year's Annual Meeting, the notice must be received by the Secretary not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

                               PROXY SOLICITATION

     The Company is making this proxy solicitation and will bear the cost of the solicitation. In addition to the solicitation of proxies by use of the mail, proxies may be solicited by Directors, officers and regularly engaged employees or agents of the Company. The Company has also retained Georgeson & Company, Inc., 17 State Street, New York, NY 10004, to assist in the solicitation for an estimated fee of $10,000 plus reasonable expenses. Brokers, nominees and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their out-of-pocket expenses.

                          ATTENDANCE AT ANNUAL MEETING

     The 2000 Annual Meeting of Stockholders will be held at 8:00 a.m. on Thursday, April 27, 2000, at the Embassy Suites Hotel, 1801 Newtown Pike, Lexington, Kentucky 40511.

     Admission to the meeting is limited to stockholders of the Company or their designated representatives. One admission ticket to the meeting is attached to each proxy used. If you intend to attend the meeting, please detach and retain the admission ticket and check the "I plan to attend the meeting" box on the form of proxy itself to validate the admission ticket. Only ticket-holders will be admitted to the Annual Meeting.

                                 OTHER MATTERS

     The management knows of no other matters which are likely to be brought before the meeting, but if any such matters properly come before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

     THE COMPANY WILL FURNISH TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST AND THE PAYMENT OF A REASONABLE DUPLICATING CHARGE, COPIES OF ANY EXHIBITS TO ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS IN WRITING FOR COPIES OF ANY SUCH MATERIALS SHOULD BE DIRECTED TO INVESTOR RELATIONS, LEXMARK INTERNATIONAL GROUP, INC., ONE LEXMARK CENTRE DRIVE, LEXINGTON, KENTUCKY 40550.


                                          /s/ Vincent J. Cole

                                          Vincent J. Cole
                                          Secretary
March 23, 2000

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER dated as of February 29, 2000 (the "Merger Agreement"), between LEXMARK INTERNATIONAL GROUP, INC., a Delaware corporation (the "Company") and LEXMARK INTERNATIONAL, INC., a Delaware corporation and a wholly-owned subsidiary of the Company ("Surviving Corporation").

     WHEREAS, the Third Restated Certificate of Incorporation of the Company, as amended, as of the date hereof, authorizes the Company to issue an aggregate of 461,600,000 shares of stock, consisting of 450,000,000 shares of Class A Common Stock, par value $.01 per share ("Company Class A Common Stock"), 10,000,000 shares of Class B Common Stock, par value $.01 per share ("Company Class B Common Stock"), and 1,600,000 shares of Preferred Stock, par value $.01 per share ("Company Preferred Stock");

     WHEREAS, as of the date hereof, there are outstanding approximately 129 million shares of Company Class A Common Stock;

     WHEREAS, as of the date hereof, the Surviving Corporation is authorized to issue 1,000 shares of common stock, $1 par value per share, of which 200 shares are issued and outstanding;

     WHEREAS, the Certificate of Incorporation of the Surviving Corporation will be amended immediately prior to the Effective Time of the Merger to provide that the Surviving Corporation is authorized to issue an aggregate of 461,600,000 shares of stock, consisting of 450,000,000 shares of Class A Common Stock, par value $.01 per share, ("Surviving Corporation Class A Common Stock"), 10,000,000 shares of Class B Common Stock, par value $.01 per share ("Surviving Corporation Class B Common Stock"), and 1,600,000 shares of Preferred Stock, par value $.01 per share ("Surviving Corporation Preferred Stock"), or such other amount of stock and in such proportions by type and class as is set forth in the Certificate of Incorporation of the Company immediately prior to the Effective Time; and

     WHEREAS, the Boards of Directors of the Company and the Surviving Corporation deem it advisable and in the best interests of the respective corporations that the Company be merged with and into Surviving Corporation (the "Merger").

     NOW, THEREFORE, the parties hereto hereby agree as follows

                                   ARTICLE I

                                     MERGER

     1.1 Merger. Subject to the terms and conditions of this Merger Agreement, at the Effective Time the Company shall be merged with and into Surviving Corporation in accordance with the General Corporation Law of the State of Delaware. The separate existence of the Company shall cease and Surviving Corporation as the surviving corporation shall continue its corporate existence under the laws of the State of Delaware. Surviving Corporation shall succeed, insofar as provided by law, to all rights, assets, liabilities and obligations of the Company in accordance with the General Corporation Law of the State of Delaware.

     1.2 Effective Time. Subject to the approval of the Merger by the requisite vote of the stockholders of the Company, the Merger shall become effective as of the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, as required by the General Corporation Law of the State of Delaware (the "Effective Time").

                                   ARTICLE II

         NAME, CERTIFICATE OF INCORPORATION, BY-LAWS AND DIRECTORS AND
                     OFFICERS OF THE SURVIVING CORPORATION

     2.1 Name. The name of the Surviving Corporation shall remain "Lexmark International, Inc." following the Merger.

     2.2 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation as amended and in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until further amended in accordance with the provisions thereof and applicable laws. Such Certificate of Incorporation shall be identical to the Third Restated Certificate of Incorporation, as amended, of the Company as in effect immediately prior to the Effective Time.

     2.3 By-Laws. The By-Laws of the Surviving Corporation shall be identical to the By-Laws of the Company in existence and in effect immediately prior to the Effective Time.

     2.4 Directors and Officers. The directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until expiration of the current terms as such, or prior resignation, death or removal. The directors of the Surviving Corporation shall be in the same classes and shall have the same terms of office as those of the Company.

                                  ARTICLE III

                     CONVERSION AND EXCHANGE OF SECURITIES

     3.1 Conversion. At the Effective Time, each of the following transactions shall be deemed to occur simultaneously:

          (a) Each share of the Company Class A Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of Surviving Corporation Class A Common Stock;

          (b) Each share of the Company Class B Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of Surviving Corporation Class B Common Stock;

          (c) Each share of the Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of Surviving Corporation Preferred Stock;

          (d) Each option to purchase shares of Company Class A Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option to purchase, upon the same terms and conditions, the number of shares of Surviving Corporation Class A Common Stock which is equal to the number of shares of Company Class A Common Stock which the optionee would have received had he or she exercised his or her option in full immediately prior to the Effective Time (whether or not such option was then exercisable). The exercise price per share of Surviving Corporation Class A Common Stock under each of said options shall be equal to the exercise price per share of Company Class A Common Stock immediately prior to the Effective Time.

          (e) Each option to purchase shares of Company Class B Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option to purchase, upon the same terms and conditions, the number of shares of Surviving Corporation Class B Common Stock which is equal to the number of shares of Company Class B Common Stock which the optionee would have received had he or she exercised his or her option in full immediately prior to the Effective Time (whether or not such option was then exercisable). The exercise price per share of Surviving Corporation Class B Common Stock under each of said options shall be equal to the exercise price per share of Company Class B Common Stock immediately prior to the Effective Time.

          (f) Each option to purchase shares of Company Preferred Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option to purchase, upon the same terms and conditions, the number of shares of Surviving Corporation Preferred Stock which is equal to the number of shares of Company Preferred Stock which the optionee would have received had he or she exercised his or her option in full immediately prior to the Effective Time (whether or not such option was then exercisable). The exercise price per share of Surviving Corporation Preferred Stock under each of said options shall be equal to the exercise price per share of Company Preferred Stock immediately prior to the Effective Time.

          (g) Each restricted stock unit, deferred stock unit, stock appreciation right, put, call or any other right, with respect to shares of Company Class A Common Stock, Company Class B Common Stock, or Company Preferred Stock, outstanding immediately prior to the Effective Time, shall be converted into a restricted stock unit, deferred stock unit, stock appreciation right, put, call or other right with respect to shares of Surviving Corporation Class A Common Stock, Surviving Corporation Class B Common Stock, or Surviving Corporation Preferred Stock, respectively, giving each holder the same rights, with respect to the same number of shares of such stock of the Surviving Corporation, as such holder had with respect to the stock of the Company under such outstanding restricted stock unit, deferred stock unit, stock appreciation right, put, call or other right. All obligations in respect of such outstanding restricted stock units, deferred stock units, stock appreciation rights, puts, calls or other rights shall, as of the Effective Time, be assumed by the Surviving Corporation including, but not limited to, the Company's Stockholder Rights Plan adopted by the Company on February 18, 1998 and amended and restated on February 11, 1999.

     3.2 Exchange.

          (a) Immediately after the Effective Time, each certificate theretofore representing issued and outstanding shares of Company Class A Common Stock, Company Class B Common Stock or Company Preferred Stock shall represent the same number of shares of Surviving Corporation Class A Common Stock, Surviving Corporation Class B Common Stock or Surviving Corporation Preferred Stock, respectively.

          (b) At and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Company Class A Common Stock shall be deemed for all purposes to evidence ownership of, and to represent shares of, Surviving Corporation Class A Common Stock into which the shares of Company Class A Common Stock formerly represented by such certificates have been converted as herein provided. At and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Company Class B Common Stock shall be deemed for all purposes to evidence ownership of, and to represent shares of, Surviving Corporation Class B Common Stock into which the shares of Company Class B Common Stock formerly represented by such certificates have been converted as herein provided. At and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Company Preferred Stock shall be deemed for all purposes to evidence ownership of, and to represent shares of, Surviving Corporation Preferred Stock into which the shares of Company Preferred Stock formerly represented by such certificates have been converted as herein provided. The registered owner on the books and records of the Company or its transfer agents of any such outstanding stock certificates shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agents, have and be entitled to exercise any voting and other rights with respect to and to receive any dividends and other distributions upon the shares of Surviving Corporation Class A Common Stock, Surviving Corporation Class B Common Stock and Surviving Corporation Preferred Stock evidenced by such outstanding certificate as above provided.

                                   ARTICLE IV

                             SPECIFIC UNDERTAKINGS

     4.1 Stock Incentive Plans. Effective as of the Effective Time, Surviving Corporation shall assume all of the rights and obligations of the Company under the Lexmark Holding, Inc. Employee Stock Option Plan, the Lexmark Holding, Inc. Stock Option Plan for Senior Managers, the Lexmark Holding, Inc. Stock Option Plan for Executives and Senior Officers, the Lexmark International Group, Inc. Stock Incentive Plan, and the Lexmark International Group, Inc. Nonemployee Director Stock Plan as each of said plans may then be in effect, and the parties hereto shall each take such action as may be necessary to (i) enable each holder of an option or other right to acquire shares of Company Class A Common Stock, Class B Common Stock and Preferred Stock under any such plans to become entitled, at and after the Effective Time, to exercise such option or right, subject to the terms and provisions thereof, as to that number of shares of Surviving Corporation Class A Common Stock, Surviving Corporation Class B Common Stock and Surviving Corporation Preferred Stock which such holder would have been entitled to receive had such holder exercised such option or other right and thereby received shares of Company Class A Common Stock, Company Class B Common Stock and Company Preferred Stock immediately prior to the Effective Time and (ii) amend those provisions of the employee incentive compensation and benefit plans and programs referred to above which vest administrative functions in the Company and its officers and directors so as to vest such functions in the Surviving Corporation and its officers and directors. As of the Effective Time, Surviving Corporation shall reserve shares of its authorized but unissued Surviving Corporation Class A Common Stock which may be required for future issuance under the provisions of each such plan or agreement in number equal to the number of shares of Company Class A Common Stock which were reserved by the Company for purposes of such plan or agreement immediately prior to the Effective Time.

     4.2 Other Employee Benefit Plans. From and after the Effective Time, each employee benefit plan to which the Company is then a party (other than the plans covered by section 4.1) shall continue to be the plan of the Surviving Corporation and to the extent that such employee benefit plans include the right to acquire, own or dispose of the stock of the Company, the parties hereto shall each take such action as may be necessary to enable each holder of such rights to exercise such rights to acquire, own or dispose of the same type and class of stock of the Surviving Corporation.

     4.3 Employment Agreements. As of the Effective Time, the Surviving Corporation shall assume all obligations of the Company pursuant to all employment agreements with the Company in effect as of the Effective Time.

                                   ARTICLE V

                                    GENERAL

     5.1 Stockholder Approval. Subsequent to its execution, the Company shall submit the Merger as provided for in this Merger Agreement to its stockholders for their approval pursuant to the applicable provisions of the General Corporation Law of the State of Delaware.

     5.2 Conditions to Merger. The Merger is subject to the following conditions:

          (a) Approval of the Merger as provided for in this Merger Agreement by the holders of a majority of the outstanding shares of the Company's Class A Common Stock;

          (b) Approval for listing on the New York Stock Exchange of the Surviving Corporation's Class A Common Stock to be issued in the Merger;

          (c) The determination by the Chairman and Chief Executive Officer of the Company that the Merger is in the best interests of the Company;

          (d) Absence of an injunction or pending litigation relating to the Merger; and

          (e) Receipt of all consents, approvals and authorizations required to be obtained prior to the consummation of the Merger.

     5.3 Amendment. This Merger Agreement may be amended at any time prior to the Effective Time with the mutual consent of the parties hereto, both before and after it has been adopted by the stockholders of the Company, in any manner which, in the judgment of the parties hereto, would not have a material adverse effect on the rights of such stockholders.

     5.4 Termination and Abandonment. At any time prior to the consummation of the Merger, this Merger Agreement may be terminated and the Merger abandoned by the Chairman and Chief Executive Officer of the Company or the Chairman and Chief Executive Officer of the Surviving Corporation.

     5.5 Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     5.6 Counterparts. This Merger Agreement may be executed in one or more counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one instrument.

     5.7 Waiver. At any time prior to the Effective Time, the parties hereto may
(i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracy in the statements contained in this Merger Agreement or in any document delivered pursuant to this Merger Agreement, or (iii) waive compliance with any of the covenants, conditions or agreements contained in this Merger Agreement, or any document delivered pursuant to this Merger Agreement, provided that such action would not have a material adverse effect on the rights of the stockholders of the Company.

     IN WITNESS WHEREOF each of the parties hereto has caused this Merger Agreement to be executed on its behalf and attested by its officers hereunto duly authorized, all as of the date and year first above written.

                                            LEXMARK INTERNATIONAL GROUP, INC.

                                            By:       /s/ GARY E. MORIN
                                              ----------------------------------
                                              Gary E. Morin
                                                Executive Vice President and
                                                Chief Financial Officer
Attest:

By:       /s/ VINCENT J. COLE
    --------------------------------
    Vincent J. Cole
      Secretary

                                            LEXMARK INTERNATIONAL, INC.

                                            By:       /s/ GARY E. MORIN
                                              ----------------------------------
                                              Gary E. Morin
                                                Executive Vice President and
                                                Chief Financial Officer
Attest:

By:        /s/ VINCENT J. COLE
    ----------------------------------
    Vincent J. Cole
      Secretary

                                                                     APPENDIX I



          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                       OF

                       LEXMARK INTERNATIONAL GROUP, INC.


The undersigned hereby appoints Paul J. Curlander, Gary E. Morin and Vincent J. Cole attorneys and proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all of the shares of stock of Lexmark International Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 27, 2000 or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH NOMINEE TO SERVE AS A DIRECTOR AND "FOR" PROPOSALS 2 AND 3.
IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3. IF ANY OTHER BUSINESS SHOULD COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.






                          (CONTINUED ON REVERSE SIDE)
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                       - FOLD AND DETACH HERE  -





           IF YOU INTEND TO ATTEND THE ANNUAL MEETING, PLEASE BE SURE
             TO CHECK THE "I PLAN TO ATTEND THE MEETING" BOX ON THE
                           REVERSE SIDE OF THE PROXY.

[Reverse Side of Proxy]
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSALS 2 AND 3, AND OTHERWISE IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.
                                                       PLEASE MARK YOUR
                                                       VOTES AS INDICATED  [   ]
                                                       IN THIS EXAMPLE:

1. ELECTION OF DIRECTORS - TERMS TO EXPIRE 2003 (Michael J. Maples, Stephen R. Hardis, William R. Fields and Robert Holland, Jr.).

         FOR all nominees                   WITHHOLD
         listed above                       AUTHORITY
         (except as marked             (to vote for all nominees
         to the contrary)                 listed above)


          (INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the line provided below.)

           --------------------------------------------


2. APPROVAL OF AN AGREEMENT AND PLAN OF MERGER PROVIDING FOR THE MERGER OF THE COMPANY WITH AND INTO LEXMARK INTERNATIONAL, INC.

                 FOR                        AGAINST                     ABSTAIN
                [   ]                        [   ]                       [   ]

3. APPROVAL OF AN AMENDMENT TO THE THIRD RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, THAT WOULD INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK FROM 450 MILLION TO 900 MILLION.

                 FOR                        AGAINST                     ABSTAIN
                [   ]                        [   ]                       [   ]


4. IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                                            I PLAN TO ATTEND THE MEETING  [   ]

PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE


Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature_____________________ Signature_____________________ Date______________

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                            - FOLD AND DETACH HERE -


                                Admission Ticket


                               ANNUAL MEETING OF
                                  STOCKHOLDERS
                       LEXMARK INTERNATIONAL GROUP, INC.


                                 APRIL 27, 2000
                                   8:00 A.M.
                              EMBASSY SUITES HOTEL
                               1801 NEWTOWN PIKE
                           LEXINGTON, KENTUCKY 40511